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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



          Date of report (date of earliest event reported): May 2, 2003




                             FLEMING COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)


                OKLAHOMA                              1-8140                              48-0222760
        (State of incorporation              (Commission file number)       (I.R.S. employer identification number)
            or organization)
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              1945 LAKEPOINTE DRIVE
                LEWISVILLE, TEXAS                                  75057
     (Address of principal executive offices)                   (Zip code)



       Registrant's telephone number, including area code: (972) 906-8000


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ITEM 3.           BANKRUPTCY OR RECEIVERSHIP.

         On May 6, 2003, Fleming Companies, Inc. (the "Company") issued a press release announcing that the Company has received final approval from the Bankruptcy Court for its $150 million secured debtor-in-possession ("DIP") financing package and final approval for its junior trade lien program. The
Company also received Bankruptcy Court approval for its critical trade vendor program. The DIP facility is a revolving working capital facility that is based on a borrowing base and other borrowing conditions. Under the critical trade vendor program, vendors who meet certain requirements will be eligible to receive certain cash payments and to participate in a lien on the Company's assets that is junior to the Company's DIP lenders and pre-petition secured lenders and certain professional fees. The trade lien will cover post-petition credit advanced by the vendor and pre-petition reclamation claims up to the amount of post-petition credit advanced.

ITEM 5.           OTHER INFORMATION.

         On May 5, 2003, the Company issued a press release announcing that it has entered into an agreement with Roundy's, Inc. ("Roundy's") for the sale of 31 Company-owned Rainbow Foods grocery stores, and the Company has filed the agreement, along with a motion related to the proposed sale, with the Bankruptcy
Court. The Company is seeking to establish bidding procedures at its May 19, 2003 hearing before the Bankruptcy Court and to obtain a sale hearing on June 4, 2003. If the Bankruptcy Court approves the sale to Roundy's, the transaction is expected to close in June 2003. The Company anticipates net proceeds comprised of $42.5 million for non-inventory assets and approximately $40 million for inventory, and the assumption by Roundy's of approximately $35 million of long-term capital leases. The purchase price is subject to adjustments if closing delays occur and the transaction is subject to Roundy's obtaining approval of the transaction from its lenders, approval of the Bankruptcy Court, Hart-Scott-Rodino approval and closing conditions. Roundy's has agreed to hire substantially all of the current store associates.

         On May 6, 2003, the Company issued a press release announcing that Ted
Stenger of AlixPartners, an international provider of corporate restructuring and turnaround services, has been appointed as Chief Restructuring Officer, effective as of that date. In addition, the Company announced that it is seeking to retain the Blackstone Group, an investment bank, as a financial advisor in the Company's restructuring process.

         In a separate press release issued by the Company on May 6, 2003, the Company announced that, as a result of the Company's filing for reorganization under Chapter 11 of the Bankruptcy Code, the Company's Board of Directors has indefinitely suspended the payment of future dividends on the Company's common stock and has rescinded the previously declared but unpaid quarterly dividend scheduled for payment on June 10, 2003.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FLEMING COMPANIES, INC.


Date:  May 8, 2003                    By:    /s/ Peter S. Willmott
                                          --------------------------------------
                                          Peter S. Willmott
                                          Interim Chief Executive Officer
                                          and President